EXHIBIT 10.1

May 9, 2016

John Sedor
218 Chester Road
Devon, PA 19333

Dear John:

As you know, the Board of Directors of Pernix Therapeutics Holdings, Inc. (the "Company") has appointed you to be the Interim Chief Executive Officer (the "Interim CEO") of the Company effective May 9, 2016 (the "Effective Date"). As Interim CEO, you will report to the Board of Directors of the Company (the "Board") and have such duties, authority and responsibility as may be assigned to you by the Board and which are commensurate with such position.

In recognition of your willingness to serve as the Interim CEO and to take on the additional responsibility that such position entails, the Company will pay you, in accordance with its regular payroll practices, a salary at the rate of $610,018 per annum. Sedor shall be entitled to receive reimbursement of all reasonable business expenses in accordance with the Company's normal expense reimbursement practices.

In addition, the Company will grant to you, as of the Effective Date, options to purchase 210,000 shares of the Common Stock of the Company at an exercise price equal to the closing price of the Common Stock on the Effective Date. Such options will vest in equal annual amounts over a four year period beginning on the one year anniversary of grant. Any such vesting will terminate when you are no longer serving the Company as a Director or employee. Unless otherwise agreed to between you and the Company, you will not be eligible to participate in any health insurance or other employee benefit plans or programs of the Company. Your appointment as Interim CEO may be terminated by you or the Board, with or without cause, at any time by providing written notice to the other party.

By signing this letter agreement (this "Agreement") below, you hereby resign your position as a member of the Audit Committee and Nominating Committee and Chairman of the Compensation Committee of the Board. You will remain a Director of the Company.

10 North Park Place, Suite 201, Morristown, New Jersey 07960 * Tel: (800) 793-2145 * Fax: (800) 793-2145 * www.pernixtx.com

Please acknowledge your acceptance of this appointment and your understanding of, and agreement to, the foregoing by signing this Agreement in the space provided below.

Sincerely, Pernix Therapeutics Holdings, Inc.

	By:	/s/ BARRY SIEGEL
Barry J. Siegel
Senior Vice President and General Counsel

Acknowledged and Agreed:
/s/ JOHN SEDOR John Sedor

10 North Park Place, Suite 201, Morristown, New Jersey 07960 * Tel: (800) 793-2145 * Fax: (800) 793-2145 * www.pernixtx.com